INTANGIBLE ASSET ASSIGNMENT

THIS INTANGIBLE ASSET ASSIGNMENT AGREEMENT (the “Assignment”) shall be deemed made and entered into as of the 29th day of June, 2015, (“Effective Date”) by and between Acacia Transport Services, Inc., a Florida corporation (“Assignor”), and Citrus Extracts Transport Services, LLC, a Florida limited liability company (“Assignee”). This Assignment is made pursuant to the Asset Purchase Agreement (the “Agreement”) dated as of the date hereof by and between Assignor, Assignee, and certain other parties. Any capitalized term used but not defined in this Assignment shall have the meaning, if any, set forth in the Agreement.

WHEREAS, prior to the Effective Date hereof, Assignor was the sole owner of the entire right, title and interest in and to all intangible assets designated as owned by Assignor on Schedule 1.01 of the Disclosure Schedules to the Agreement and any other intangible assets (including, without limitation, Intellectual Property) owned by Assignor which are part of the Purchased Assets under the Agreement (the “Intangible Assets”), and Assignor has agreed to transfer all of its right, title, and interest in and to the Intangible Assets to Assignee pursuant to the Agreement.

NOW, THEREFORE, as per the terms of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers and assigns to Assignee its entire worldwide right, title and interest in and to the Intangible Assets, including all registrations and applications therefore, as well as all renewals and extensions of registrations that are or may be secured by Assignee, its successors, assigns or other legal representatives, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives.

Assignor agrees to take all other appropriate actions and execute any additional future documents required to implement and effectuate the assignment and transfer of the Intangible Assets to Assignee, including the rights to administer the web site associated with any domain names included in the Intangible Assets (the “Domain Names”). Assignor agrees to cooperate with Assignee and follow Assignee’s instructions in order to transfer the Domain Names and the related administration rights to Assignee in a timely manner. Assignor will promptly prepare and transmit the necessary documentation and/or correspond with the appropriate domain name registration authority, Internet service provider and/or governmental entities to authorize transfer of the Domain Names. Assignor further agrees to cooperate as necessary with Assignee to finalize transfer of the Domain Names.

This Assignment shall inure to the benefit of, and be binding upon the parties, their successors and assigns.

This Assignment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. The parties may deliver an executed copy of this Assignment or any other document contemplated by this Assignment by facsimile or other electronic transmission to the other parties, and such delivery will have the same force and effect as the delivery of an original signed copy of this Assignment or such other document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

Assignor: Assignee:

Acacia Transport Services, Inc.	Citrus Extracts Transport Services, LLC

By: Citrus Extracts II, LLC, its Managing Member

By: /s/ Steven L. Sample	By: /s/ Alan Koch
Name: Steven L. Sample	Name: Alan Koch
Title: Chief Executive Officer	Title: Co-Manager